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                                                                     EXHIBIT 8.1



                                  May 13, 1998



Extended Systems Incorporated
5777 North Meeker Avenue
Boise, Idaho  83713

        RE:    RESCISSION OFFER

Ladies and Gentlemen:

        We have acted as counsel to Extended Systems Incorporated, a Delaware corporation in connection with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and the prospectus enclosed therein (the "Registration Statement"). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning set forth in the Registration Statement. Based upon and subject to the limitations contained herein and in the Registration Statement, the statements contained in the Registration Statement under the heading "Tax Considerations of the Rescission Offer," insofar as such statements constitute a summary of the United States federal tax laws referred to therein, are accurate and fairly summarize the matters referred to therein in all material respects.

        This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes or interpretations, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

        This opinion addresses only the matters set forth herein and in the Registration Statement. This opinion does not address any other federal, state, local or foreign tax consequences that may result from the Rescission Offer or any other transaction (including any transaction undertaken in connection with the Rescission Offer).

        No opinion is expressed as to any transaction other than the Rescission Offer as described in the Registration Statement or to any transaction whatsoever, including the Rescission Offer, if the Rescission Offer is not consummated in accordance with the terms of the Registration Statement and without waiver or breach of any material provision thereof or if all of the statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the

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Extended Systems Incorporated
May 13, 1998
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statements or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

        This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                       Very truly yours,

                                       /s/ WILSON SONSINI GOODRICH & ROSATI

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation